ETERNAL ENERGY CORP. COMPLETES FOURTH AND
FINAL CLOSING OF PRIVATE PLACEMENT

Littleton, Colorado June 1, 2006: Eternal Energy Corp.,-OTC: EERG announced that it completed the fourth closing of its private placement from issuance of its common stock and warrants to purchase common stock to accredited investors. In the fourth closing, the company issued 440,000 units of common stock and common stock purchase warrants, with each unit consisting of one share of its common stock and warrant to purchase one share of its common stock, at a per unit purchase price of $0.50 for an aggregate purchase price of $220,000. The warrants have an exercise period of two years and an exercise price of $1.00 per share. Together with the previous three closings, the company has now issued an aggregate of 13,124,000 units for an aggregate purchase price of $6,562,000 in the private placement transaction. The company will use the proceeds to fund its going exploration efforts in the North Sea and in Nevada and for general corporate purposes.

Neither the shares of common stock, the warrants sold to the investors, nor the shares of common stock to be issued upon exercise of the warrants have been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Eternal Energy has agreed to file a registration statement covering resale by the investors of these shares and shares of common stock to be issued upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants, or common stock to be issued upon exercise of the warrants. Any opportunity to participate in the private placement was available to a very limited group of accredited investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada and the North Sea. The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Eternal Energy Corp. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Contact:
Eternal Energy Corp.
Attention: Bradley M. Colby
Phone: (303) 385-1230